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              (letterhead of Coopers & Lybrand)
COOPERS                        Coopers & Lybrand L.L.P.
& LYBRAND
                               a professional services firm



              CONSENT OF INDEPENDENT ACCOUNTANTS
              ----------------------------------


We consent to the incorporation by reference in the Registration Statement of The United Illuminating Company Seabrook 1 Secured Lease Obligation Bond filing on Form S-3 (No. 33-64003), of our report, dated January 23, 1995, on the audits of the consolidated financial statements and the financial statement schedule of The United Illuminating Company as of December 31, 1994, 1993 and 1992 and for the years then ended, which report is included in this Annual Report on Form 10-K. We also consent to the reference of our firm under the caption "Experts and Legality".




/s/ Coopers & Lybrand L.L.P.


Hartford, Connecticut
December 22, 1995